EXHIBIT 10.4

                         PROFESSIONAL SERVICES AGREEMENT

      This Agreement ("Agreement") is made as of this 1st day of September, 2004, between JRT ASSOCIATES, INC., a Virginia corporation (hereinafter "JRT "), with principal offices at 5661 Columbia Pike, Suite 200, Falls Church, Virginia 22041, and COLLECTIVE CONCEPTS GROUP, INC., a Delaware corporation, located at 1600 Lower State Road, Doylestown, Pennsylvania 18901.

      WHEREAS, Collectible Concepts Group, Inc. (hereinafter the "Company") is desirous of establishing a Joe Theismann Collectibles Line for the purposes of producing and marketing products related to Super Bowl and Championship Rings, autographed products and interactive sports memorabilia; and

      WHEREAS, the Company is desirous of JRT to provide the services of Joseph Theismann (hereinafter "Theismann") in obtaining an NFL license permitting it to produce and sell various products including but not limited to those listed above and the Company's Megaphone Cap, Fanbana, Satin Wall Scrolls and Flashlights and Batteries; and

      WHEREAS, the Company needs assistance from JRT to expedite and obtain a license from Notre Dame University, the National Football League ("NFL") and others, to produce and market the Company's Megaphone Cap, Fanbana, Satin Wall Scrolls and Flashlights and Batteries and the MP3 Pen Drive and other products as they may become available; and

      WHEREAS, the Company desires to have Theismann as a member of its Advisory Board; and

      WHEREAS, JRT represents and it understands the wishes of Company and will use its best efforts to facilitate the transactions contemplated above;

      NOW, THEREFORE, in consideration of the efforts of JRT in accomplishing the objectives set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

      1. INCORPORATION OF RECITALS.

       The Recitals set forth above are incorporated herein by reference.

      2. SERVICES AND COMPENSATION.

      JRT agrees to assist the Company in the marketing, promotion and sale of certain Products as defined herein. JRT agrees to assist the Company in obtaining licenses from Notre Dame, the NFL, and others for the sale of the Products. "The Products" shall be defined as any product JRT or Theismann assists the Company in obtaining licenses for and/or in marketing, promoting and/or selling including but not limited to a Joe Theismann Collectibles Line related to his NFL career, the Super Bowl, Championship Rings, autographed products, interactive sports memorabilia, the Company's Megaphone Cap, Fanbana, Satin Wall Scrolls, Flashlight and Batteries, MP3 Pen Drive and all other products JRT assists the Company with as they become available (all of the products are collectively referred to as "the Products" or "the Product").

      The Company shall pay JRT a royalty/commission (hereinafter "commission") in an amount equal to ten percent (10%) of the gross amount the Company receives from any sale of the Products as defined above. The ten percent (10%) commission shall continue for so long as the Company continues to sell or provide the Products regardless of the Term of this Agreement. Commissions shall be considered earned when the Products' invoice is paid by the Company's customer. Commissions earned for any calendar month shall be paid to Theismann within twenty (20) days of the end of the calendar month during which this Agreement is in effect and shall be accompanied by a schedule of sales for which the commission is being paid. If the Company is sold or if the Company sells the Product to a third party, commissions shall continue to be paid to Theismann by the purchasing company or the Company's successor in interest pursuant to the terms of this Agreement. Additionally, in the event of the death of Theismann, the Company shall be required to pay to Theismann's estate all commissions due and owing to Theismann, and the Company's obligations to pay said commissions shall survive Theismann's death.

      JRT's services shall be at JRT's and Theismann's sole discretion, and the parties recognize and agree that JRT and Theismann shall be free to pursue other business opportunities as JRT or Theismann may determine in their sole discretion.

      JRT shall designate Theismann to serve on the Advisory Board of the Company during the term of the Agreement.

      3. OPTIONS.

      As further compensation for JRT's efforts in attempting to obtain a license or licenses from the NFL and Notre Dame University and participating as a member of the Company's Advisory Board, the Company shall issue to JRT stock option grants (the "Grants") to purchase the Company's common stock in the following quantities and strike price:

                  2,000,000 shares at $.0015 per share

      The options shall be granted to JRT upon the full execution of this Agreement and shall be immediately vested, and JRT shall have five (5) years from the date of this Agreement to exercise said options, in whole or in part. In addition, each year on the anniversary date of this Agreement, the Company shall grant JRT an additional 500,000 options per year, which shall become immediately vested at a strike price of $.0015. Each additional 500,000 stock options granted hereunder shall have a five (5) year life for purposes of exercisability.

      4. SEVERABILITY OF AGREEMENT.

      With the exception of the termination paragraphs, should any part of this Agreement or any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portion of this Agreement without including such parts or portions which may, for any reason, be hereafter declared invalid.

      5. TERM OF AGREEMENT.

      This Agreement shall remain in full force for a period of five (5) years from the date first written above. This Agreement shall be automatically renewed for successive periods of five (5) years unless written notice is provided at least thirty (30) days in advance of the end of a term. Notwithstanding the foregoing, either party may terminate this Agreement upon thirty (30) days written notice.

      6. RIGHTS UPON TERMINATION.

      Upon   termination   of  this  Agreement  JRT  will  continue  to  receive
commissions for all sales of the Products in accordance with the commission payment schedule contained herein, for so long as the Company sells any of the Products. In the event of early termination by either party, the number of additional Grants issued (after the first Two Million) will be determined on a pro-rata basis depending on when the termination is effected.

      7. PROMOTIONAL MATERIAL.

      Use of Theismann's name, voice, image and biographical information is subject to Theismann's prior written approval and consent, and any proposed use shall not violate any pre-existing agreement to which Theismann is presently a party.

      8. ARBITRATION.

      Any dispute between the Company and JRT relating to this Agreement or relating to or arising out of JRT's engagement with Company shall be settled by binding arbitration before a single arbitrator in Northern Virginia, pursuant to the Rules ofthe American Arbitration Association. Each parry shall bear its own costs, expenses and fees, including, without limitation, attorneys' fees and experts' fees with respect to any such arbitration. Judgement upon any resulting arbitration award may be entered in any court of competent jurisdiction and shall be binding on both parties.

      9. INDEMNIFICATION.

      The Company agrees to and does hereby indemnify, defend and hold JRT and Theismann harmless from and against any and all claims, causes of action, liabilities, losses and damages (including reasonable attorney's fees) arising from any actions or omissions of the Company with respect to this Agreement or arising from or in connection with JRT or Theismann's involvement with the Company, including but not limited to all claims involving the Products and services provided by the Company including any product or services provided to any third party including its customers and the public. Promptly after any such claims, causes of action, liabilities, losses and damages become known to JRT or Theismann, JRT or Theismann shall give the Company prompt written notice of, and an opportunity to defend, any and all asserted claims, causes of action. liabilities, losses and damages. This indemnification shall survive the termination of this Agreement and shall continue for a period of five (5) years after the termination of this Agreement.

      In addition, the Company shall maintain liability insurance including but not limited to product liabilihty insurance insuring the Company in the minimum amount of Two Million Dollars ($2,000,000.00) per claim for all claims involving the Product or the Products and services provided by the Company including any product or services provided to any third parry including its customers and the public. The Company shall name JRT and Theismann as an additional insured and shall at least annually provide JRT and Theismann with written documentation evidencing that the insurance is in full force and effect and in the amount required. This obligation to maintain insurance and to name JRT a.nd Theismann as an additional insured shall survive the termination of this Agreement and shall continue for a period of five (5) years after the termination of this Agreement.

      10. EXPENSES

      The Company shall reimburse JRT and Theismann for all reasonable and ordinary expenses incurred by JRT in the performance of JRT's duties hereunder, including but not limited to travel, hotel and meal expenses. JRT shall provide to the Company any and all statements, bills or receipts evidencing the expenses for which JRT seeks reimbursement, and such other related information or materials as the Company may from time to time reasonably require. In the event that JRT and/or Theismann travels to any location outside of the Washington, D.C. metropolitan area, including, but not limited to the Company headquarters, or to any customer, the Company shall be responsible and shall pay for first class round trip air tickets, hotel accommodations, and meals for JRT and/or Theismann. JRT shall make all first class round trip air reservations and invoice the Company and the Company shall promptly pay such invoices.

      11. NON-EXCLUSIVE AGREEMENT.

      Both parties agree and acknowledge that this is a non-exclusive agreement and that the Company and JRT and Theismann shall be free to enter into similar agreements with other parties with no liability to the other. Such agreements shall not affect all compensation due to JRT as described herein.

      12. RIGHT OF FIRST REFUSAL.

      Subject to any pre-existing contractual obligations of JRT or Theismann, the Company shall have the right to produce and/or market any additional sports related products or services, and JRT shall have a right of first refusal to market the Product, to be exercised within a period of not more than sixty (60) days following the introduction of such product or services by the Company.

      13. NOTICES

      Any notices required to be given hereunder shall be given at the address provided above, first class mail, postage prepaid. Notice shall be considered given on the third business day after mailing, if mailed first class or on the next business day if mailed via overnight delivery.

      14. CONFIDENTIALITY.

      Except as contemplated by the terms hereof or as required by applicable law or pursuant to an order entered or subpoena issued by a court of competent jurisdiction, JRT shall keep confidential all material, non-public information provided to it by the Company, provided the Company specifically designates such material as "confidential", and shall not disclose such confidential information to any third parry.

      15. USE OF EMPLOYEES OR CONTRACTORS.

      JRT may, at its own expense, use any employee or subcontractor or other agent as it may deem necessary to perform the services contemplated hereunder, except Theismann shall serve on the Company's Advisory Board. The Company shall not direct, supervise or control any of JRT's employees, subcontractors or other agents in the performance of their duties, with the understanding that any such third party shall be bound by the terms of this Agreement.

      16. PROVISION OF AMENDMENT OF AGREEMENT.

      The provisions of this Agreement may only be waived, altered, amended or repealed, in whole or in part, in writing and executed by all parties to this Agreement.

      17. GOVERNING LAW

      This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia, and the parties agree to submit to arbitration in Northern Virginia to resolve any dispute.

      18. SUCCESSORS AND ASSIGNS.

      This Agreement shall inure to the benefit of the successors and assigns of JRT.

      IN WITNESS THEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


 COLLECTIBLE CONCEPTS GROUP, INC.
 a Delaware Corporation

 By: /s/ Paul S. Lipschutz
     ---------------------
 Title: President
 Date: August 20, 2004


 JRT ASSOCIATES, INC
 a Virginia Corporation

By: /s/  Joe Theismann
    -------------------
 Title: President
 Date: August 30, 2004